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                                                                 Exhibit 99.(a)3

                       THOMAS H. LEE EQUITY FUND IV, L.P.
                            c/o Thomas H. Lee Company
                           75 State Street, Suite 2600
                           Boston, Massachusetts 02109
                             Telephone 617-227-1050
                                Fax 617-227-3514


October 11, 1999

BFH Merger Corp.
c/o Thomas H. Lee Company
75 State Street, Suite 2600
Boston, Massachusetts 02109

                  RE: MEZZANINE FINANCING COMMITMENT

Dear Sirs or Madams:

            Thomas H. Lee Company, affiliates of Evercore Capital Partners LP and certain other equity investors intend to consummate a recapitalization (the "RECAPITALIZATION") of Big Flower Holdings, Inc. (the "COMPANY") through the merger of BFH Merger Corp. ("BFH"), an affiliate of Thomas H. Lee Company and of Evercore Capital Partners LP, with and into the Company.

            This is to advise you that THL Equity Advisors IV, LLC on behalf of Thomas H. Lee Equity Fund IV, L.P. and affiliates (the "THL FUND") hereby commits to provide to BFH, in connection with the Recapitalization, up to $135 million (which amount will be reduced by up to $35 million if the sale of Columbine JDS Systems, Inc. is consummated pursuant to Section 5.14 of the Amended and Restated Agreement and Plan of Merger executed in the form attached hereto) in mezzanine financing to be made available under the following terms and conditions (the "MEZZANINE FINANCING"):

SECTION 1. CONDITIONS. The Mezzanine Financing shall be subject to:

            (a) the execution of definitive documentation customary in financings of this type;

            (b) the execution of an Amended and Restated Agreement and Plan of Merger, to replace the Agreement and Plan of Merger dated as of June 29, 1999, to be used to implement the Recapitalization in the form attached to this commitment (including
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BFH Merger Corp.
October 11, 1999
Page 2

                  changes reasonably acceptable to THL Fund) and satisfaction (and not waiver) of all conditions set forth therein;

            (c) the consummation of the Recapitalization simultaneously with the making of any Mezzanine Financing; and

            (d)   the simultaneous funding of the financings described in
                  Schedule 6.02(d) of the Amended and Restated Agreement and Plan of Merger.

SECTION 2. EXPENSES. If the transactions contemplated by this letter shall be consummated, BFH shall pay and save THL Fund harmless against any liability for all reasonable out-of-pocket expenses of THL Fund for attorneys, accountants and other professional services required in conjunction with (i) the preparation of this letter, (ii) the "due diligence" process involved in evaluating the status of the affairs of BFH, (iii) the negotiation, documentation and closing of the transactions contemplated hereby, and (iv) all related printing, reproduction, or similar transactional costs, PROVIDED, HOWEVER, that BFH shall not be required to pay for such expenses if THL Fund fails to close this transaction for reasons which are unrelated to the satisfaction of any of the conditions of this commitment letter in accordance with the terms hereof.

SECTION 3. INDEMNIFICATION. BFH agrees to indemnify and to hold harmless THL Fund from and against any and all actions, suits, proceedings (including any investigations or inquiries), losses, claims, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve THL Fund or any of its partners, officers, agents or employees as a result of or arising out of or in any way related to the transactions described in this letter, PROVIDED, HOWEVER, that THL Fund shall not have the right to be indemnified hereunder for their own gross negligence or willful misconduct as determined by a court of competent jurisdiction. BFH further agrees to pay or reimburse to THL Fund upon demand any legal or other expenses incurred by THL Fund in connection with investigating, defending or preparing to defend any such action, writ, claim or proceeding (including any inquiry or investigation). The provisions of this Section 3 and the immediately preceding Section 2 are independent of all other obligations of BFH hereunder and shall survive termination or expiration of the commitment embodied in this letter.

SECTION 4. EXPIRATION DATE. THL Fund's commitment hereunder shall expire automatically, unless accepted in writing by you before 5:00 p.m. on October 11, 1999.

SECTION 5. TERMINATION DATE. THL Fund's commitment hereunder to provide the Mezzanine Financing shall terminate, unless expressly agreed to by THL Fund in its sole discretion to be extended to another date, on the earlier of (i) December 31, 1999 if the Recapitalization is not consummated by that date, (ii) the termination of the Amended and Restated Agreement and Plan of Merger or
(iii) the
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BFH Merger Corp.
October 11, 1999
Page 3


replacement of this commitment with other mezzanine financing on terms and conditions reasonably satisfactory to you from an affiliate of THL Fund. No such termination of such commitment shall affect your obligations under Sections 2 and 3 hereof or this Section 5, which shall survive any such termination.

SECTION 6. ASSIGNMENT; SYNDICATION. The commitment evidenced by this letter shall not be assignable by you without THL Fund's prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of THL Fund and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. THL Fund may, in its sole discretion, syndicate the Mezzanine Financing and its commitment with respect thereto among its affiliates pursuant to the definitive documentation or otherwise and sell, transfer or assign all or any portion of, or interests or participations in, the Mezzanine Financing and its commitment with respect thereto to such affiliates.

SECTION 7. MISCELLANEOUS. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES GOVERNING CONFLICTS OF LAWS, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER OR ANY MATTERS CONTEMPLATED HEREBY. This letter (including the provisions of the Fee Letter dated the date hereof and specifically incorporated herein) embodies the entire agreement and understanding between you and THL Fund and supersedes and replaces all prior agreements and understandings.

      If this letter is agreeable to you, please so indicate by signing in the space indicated.


                                    Very truly yours,


                                    [SIGNATURE PAGE FOLLOWS]
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BFH Merger Corp.
October 11, 1999
Page 4

                                    THOMAS H. LEE EQUITY FUND IV, L.P.

                                    By:   THL Equity Advisors IV, LLC
                                          General Partner


                                    By: /s/ Anthony J. DiNovi
                                       --------------------------------
                                       Name: Anthony J. DiNovi
                                       Title: Managing Director


Accepted and agreed as of October 11, 1999:

BFH MERGER CORP.


By: /s/ Anthony J. DiNovi
   ---------------------------------
   Name: Anthony J. DiNovi
   Title: Chairman of the Board

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                                                                       EXHIBIT A

                             BFH Mezzanine Financing
                               Summary Term Sheet


Borrower:         BFH Merger Corp.

Lender:           Thomas H. Lee Equity Fund IV

Amount: Up to $135 million (which amount shall be reduced by up to $35 million upon the consummation of a sale of Columbine JDS Systems, Inc.)

Maturity:         The commitment shall automatically terminate on December 31,
                  1999 if no portion of the Mezzanine Financing has been funded
                  (other than as a result of failure of THL Fund to fulfill its obligations hereunder). Any outstanding amount under the Mezzanine Financing will be required to be repaid on the tenth anniversary of the initial funding date of the Mezzanine
                  Financing.

Fees:             As provided in the Fee Letter.

Interest Rate:    As provided in the Fee Letter.

Ranking: The obligations of the Borrower under the Mezzanine Financing will be subordinate to the debt financings identified on
                  Schedule 6.02(d) of the Amended and Restated Agreement and Plan of Merger.

Optional          Subject to the restrictions contained in the documentation of
Prepayment:       the debt financings identified on Schedule 6.02(d) of the
                  Amended and Restated Agreement and Plan of Merger, the
                  Borrower may repay the Mezzanine Financing, in whole or in part, at any time at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon.


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Mandatory         To the extent provided in the documentation of the debt
Prepayment:       financings identified on Schedule 6.02(d) of the Amended and
                  Restated Agreement and Plan of Merger, the Borrower shall repay the Mezzanine Financing.

Covenants:        The Mezzanine Financing documentation will contain customary affirmative and negative covenants with customary and other agreed-upon carve-outs and exceptions.

Representations   Customary for transactions of this type.
and Warranties:

Conditions        Customary for transactions of this type as set forth in
Precedent:        Section 1 of the mezzanine financing commitment letter.

Provisions        As provided in the Fee Letter.
Regarding
Failure
to Take-Out
Mezzanine
Financing:

Events of         Customary for transactions of this type, including, without
Default:          limitation, payment defaults, covenant defaults, bankruptcy and insolvency, judgments, cross-acceleration of and failure to pay at final maturity other indebtedness aggregating $5 million or more, subject to, in certain cases, notice and grace provisions.

Governing Law     The State of New York
and Forum:

Assignment:       The commitment shall not be assignable by the Borrower without
                  THL Fund's prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of THL Fund and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.

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Syndication       THL Fund may, in its sole discretion, syndicate the Mezza nine
Transfer:         Financing and its commitment with respect thereto among its affiliates pursuant to the definitive documentation or otherwise and to sell, transfer or assign all or any portion of, or interests or participations in, the Mezzanine Financing and its commitment with respect thereto to such affiliates.

Indemnification   Customary for transactions of this type.
and Expense
Reimbursement: